Exhibit 10.02

[R&G Financial Corporation Letterhead]

CONFIDENTIAL

[Name of Executive]

[Title]

R&G Financial Corporation

San Juan, Puerto Rico

Re:	Stock Options

Dear [Name of Executive]:

Stock Options for [number of options] of the Company’s common stock shall be granted to you once the Company is current in all of its public reporting responsibilities under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). All stock options shall have an exercise price equal to the closing price of the Company’s common stock on the close of business on the business day prior to the date of the award. Pursuant to the Company’s 2004 Stock Option Plan and a Stock Option Agreement, which we will provide to you at the time of issuance, the stock options will vest and be exercisable pursuant to the following schedule:

(i)	25% of the shares shall vest and become exercisable upon issuance.
(ii)	The other 75% of the shares shall vest over a three (3) year period in equal installments of 25% on each anniversary date of the issuance date of the option award.

The stock options will automatically accelerate in the event of a “Sale Event,” as defined in such 2004 Stock Option Plan.

Very truly, yours,

R&G FINANCIAL CORPORATION

By:
Name: Position:	[Name of Executive] [Title]